EXHIBIT 10.1






                            THE LTV CORPORATION
                  CHANGE IN CONTROL SEVERANCE PAY PLAN I


                            THE LTV CORPORATION
                  CHANGE IN CONTROL SEVERANCE PAY PLAN I

                             Table of Contents

                                                                          Page

1.    General Statement of Purpose...........................................1
2.    Effective and Termination Dates........................................1
3.    Definitions............................................................1
4.    Eligibility; Termination Following a Change in Control.................6
5.    Severance Compensation.................................................9
6.    Certain Additional Payments by the Corporation.........................9
7.    No Mitigation Obligation..............................................13
8.    Certain Payments not Considered for Other Benefits, etc...............13
9.    Confidentiality; Confidential Information; Noncompetition.............13
10.   Release...............................................................13
11.   Legal Fees and Expenses...............................................13
12.   Employment Rights.....................................................14
13.   Withholding of Taxes..................................................15
14.   Successors and Binding Effect.........................................15
15.   Governing Law.........................................................16
16.   Validity..............................................................16
17.   Captions..............................................................16
18.   Construction..........................................................16
19.   Administration of the Plan............................................16
20.   Amendment and Termination.............................................17
21.   Other Plans, etc......................................................18

Exhibit A - Severance Compensation
Exhibit B - Confidentiality and Non-Compete Agreement
Exhibit C - Release


                              THE LTV CORPORATION
                    CHANGE IN CONTROL SEVERANCE PAY PLAN I


      1. General Statement of Purpose. The Board of Directors ("Board") of The LTV Corporation (the "Corporation") has considered the effect a change in control of the Corporation may have on executives of the Corporation and its Affiliated Employers (as defined below). The executives have made and are expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Corporation and its Affiliated Employers. The Corporation recognizes that, as is the case for most publicly held companies, the possibility of a change in control exists, desires to assure itself of both the present and future continuity of management, desires to establish certain minimum severance benefits for certain of its executives applicable in a change in control, and wishes to insure that its executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a change in control.

      As a result, the Board believes that The LTV Corporation Change in Control Severance Pay Plan I (the "Plan") will assist the Corporation in attracting and retaining qualified executives. Accordingly, the Plan is hereby adopted and supersedes any other change in control arrangement for Executives (as defined below).

      2. Effective and Termination Dates. The Plan shall be effective as of October 1, 1997 (the "Effective Date"). The Plan will automatically terminate on the later of (i) October 1, 2000 or (ii) the second anniversary of a Change in Control (the "Termination Date"); provided, however, that on each anniversary of the Effective Date, the Termination Date set forth in Subsection (i) of this Section will automatically be extended for an additional year unless, not later than 120 calendar days prior to such date, the Corporation shall have given written notice to the Executives that the Termination Date is not to be so extended.

      3. Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates otherwise:

            (a) "Affiliated Employer" means any corporation, partnership, limited liability company, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.

            (b) "Annual Incentive Pay" means an amount which is equal to the Executive's target award under the Annual Incentive Program ("AIP") component of the MIP (or equivalent plan for any Affiliated Employer) for (i) the calendar year in which a Change in Control occurs, or if no such target award has been established by the Committee or the Employer for such year, then (ii) the Executive's target award under the AIP component of the MIP (or equivalent plan for any Affiliated Employer) for the calendar year next preceding the calendar year in which the Change in Control occurs.

            (c) "Base Salary" means, with respect to each Executive, the annual base compensation of such Executive annualized at the rate in effect immediately prior to the Change in Control or annualized at such higher rate as may be in effect immediately prior to the Executive's termination of employment. "Base Salary" shall include any portion of the Executive's annual base compensation the receipt of which the Executive has elected to defer.

            (d) "Board" means the board of directors of the Corporation.

            (e) "Cause" means that, prior to any termination of employment pursuant to Section 4(c) or (d), the Executive shall have committed:

                 (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Corporation or any Affiliated Employer;

                (ii) intentional wrongful damage to property, contractual interests or business relationships of the Corporation or any Affiliated Employer; or

               (iii) intentional wrongful disclosure of secret processes or confidential information of the Corporation or any Affiliated Employer in violation of any agreement with or policy of the Corporation or any Affiliated Employer;

      and any such act shall have been materially harmful to the Corporation or any Affiliated Employer. For purposes of the Plan, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation and the Affiliated Employers. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

            (f) "Change in Control" means the occurrence prior to the Termination Date of any of the following events:

                   (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the combined voting power of the then outstanding Voting Stock of the Corporation; provided, however, that for purposes of this Paragraph, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Corporation that is approved by the Incumbent Board, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, or (D) any acquisition by any Person pursuant to a Business Combination that complies with clauses (I), (II) and (III) of Paragraph (iii) of this Subsection; or

                  (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
            or

                 (iii) consummation of (A) a reorganization, merger or
            consolidation of the Corporation, (B) a sale or other disposition of all or substantially all of the assets of the Corporation, (C) a reorganization, merger or consolidation of LTV Steel or (D) a sale or other disposition of all or substantially all of the assets of LTV Steel, (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (I) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66 2/3% of the then outstanding shares of common stock (or comparable equity interests) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing persons) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation, LTV Steel, all or substantially all of the Corporation's assets or all or substantially all of LTV Steel's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock of the Corporation, (II) no Person (other than the Corporation, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock (or comparable equity interests) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing persons) of such entity, and (III) at least a majority of the members of the board of directors (or comparable governing persons) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

                  (iv) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation, except pursuant to a Business Combination that complies with clauses
            (I), (II) and (III) of Paragraph (iii) of this Subsection.

            (g) "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

            (h) "Committee" means the Compensation and Organization Committee of the Board.

            (i) "Committee Action" means a writing by, or minutes of the actions of, the Committee, the substance of which, as to an Executive, has been communicated to such Executive.

            (j) "Corporation" means The LTV Corporation.

            (k) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which an Executive is entitled to participate, including without limitation any savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, stock option, performance share, performance unit, stock purchase, stock appreciation, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Corporation or any Affiliated Employer), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any policies, plans, programs or arrangements that may be adopted hereafter by the Corporation or an Affiliated Employer.

            (l) "Employer" means the Corporation and any Affiliated Employer to which the Plan has been extended by the Board and which has adopted the Plan.

            (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            (n) "Executive" means any employee of an Employer who is designated by the Committee to be eligible under the Plan in a Committee Action.

            (o) "Incentive Pay" means Annual Incentive Pay and the LTIP.

            (p) "LTIP" means the Long-Term Incentive Program component of the MIP.

            (q) "LTV Steel" means LTV Steel Company, Inc.

            (r) "MIP" means The LTV Corporation Management Incentive Program (amended and restated effective April 24, 1997), as it may be amended or modified following the Effective Date of the Plan.

            (s) "Plan" means The LTV Corporation Change in Control Severance Pay Plan I.

            (t) "Severance Pay" means the amounts payable as set forth in
      Section 5(a) and (b).

            (u) "Severance Compensation" means Severance Pay and other benefits provided by Section 5(a) and (b).

            (v) "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control or (ii) the Executive's death.

            (w) "Subsidiary" means an entity in which the Corporation directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

            (x) "Supplemental Salary" means an amount in addition to Base Salary made available to the Executive that may be used by the Executive to pay the Executive's cost of certain Employee Benefits.

            (y) "Termination Date" means the date of termination of the Plan as specified in Section 2.

            (z) "Voting Stock" means securities entitled to vote generally in the election of directors.

      4. Eligibility; Termination Following a Change in Control.

            (a) Subject to the limitations described below, the Plan applies to Executives who are employed on the date that a Change in Control occurs.

            (b) If an Executive's employment is terminated by an Employer during the Severance Period and such termination is without Cause, the Executive will be entitled to the Severance Compensation described in Section 5.

            (c) An Executive who is designated in a Committee Action as benefiting from the provisions of this Subsection may, during the Severance Period, terminate his employment with an Employer with the right to Severance Compensation upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment):

                   (i) Failure by the Corporation or the Employer to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Corporation or the Employer, as the case may be, which the Executive held as an employee immediately prior to a Change in Control, or the removal of, or the failure to reelect, the Executive as a Director of the Corporation (or any successor thereto) if the Executive was a Director of the Corporation immediately prior to the Change in Control;

                  (ii) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Employer which the Executive held immediately prior to the Change in Control, (B) a reduction in the Executive's Base Salary, (C) a reduction in the Executive's opportunities for Incentive Pay (including but not limited to a reduction in target bonus percentage or target award opportunity) provided by the Corporation, or (D) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or aggregate value thereof, any of which is not remedied by the Corporation within 10 calendar days after receipt by the Corporation of written notice from the Executive of such change, reduction or termination, as the case may be;

                  (iii) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Corporation by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered the Executive's performance of, or has caused the Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Corporation from the Executive of such determination;

                  (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Corporation or transfer of all or substantially all of its business and/or assets, or all or substantially all of the assets of LTV Steel, as the case may be, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets, or all or substantially all of the assets of LTV Steel, as the case may be, have been transferred (directly or by operation of law) assumed all duties and obligations of the Corporation under the Plan pursuant to Section 14(a);

                  (v) The Corporation requires the Executive to have his principal location of work changed, to any location that is in excess of 75 miles from the location thereof immediately prior to the Change in Control, or the Employer requires the Executive to increase travel away from his office in the course of discharging his responsibilities or duties to the Employer by more than 15 days in any calendar quarter, without, in either case, his prior written consent; or

                  (vi) Without limiting the generality or effect of the foregoing, any material breach of its obligations under the Plan by the Corporation or any successor thereto which is not remedied by the Corporation within 10 calendar days after receipt by the Corporation of written notice from the Executive of such breach.

       (d) An Executive who is designated in a Committee Action as benefiting from the provisions of this Subsection may, during the Severance Period, terminate his employment with an Employer with the right to Severance Compensation upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment):

                (i) (A) A reduction in the Executive's Base Salary, (B) a
            reduction in the Executive's opportunities for Incentive Pay (including but not limited to a reduction in target bonus percentage or target award opportunity) provided by LTV Steel or the Corporation, or (C) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or aggregate value thereof, any of which is not remedied by the Corporation within 10 calendar days after receipt by the Corporation of written notice from the Executive of such reduction or termination, as the case may be;

                (ii) The liquidation, dissolution, merger, consolidation or reorganization of the Corporation or transfer of all or substantially all of its business and/or assets, or all or substantially all of the assets of LTV Steel, as the case may be, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets, or all or substantially all of the assets of LTV Steel, as the case may be, have been transferred (directly or by operation of law) assumed all duties and obligations of the Corporation under the Plan pursuant to Section 14(a);

                (iii) The Employer requires the Executive to have his principal location of work changed, to any location that is in excess of 75 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to increase travel away from his office in the course of discharging his responsibilities or duties to the Employer by more than 15 days in any calendar quarter, without, in either case, his prior written consent; or

                (iv) Without limiting the generality or effect of the foregoing, any material breach of its obligations under the Plan by the Corporation or any successor thereto which is not remedied by the Corporation within 10 calendar days after receipt by the Corporation of written notice from the Executive of such breach.

            (e) A termination by an Employer pursuant to Subsection (b) of this Section or by an Executive pursuant to Subsections (c) or (d) of this Section will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Corporation or an Affiliated Employer providing Employee Benefits, which rights shall be governed by the terms thereof, except that the Executive shall be considered to be an employee of the Employer for the period for which Severance Pay is calculated, and except for any rights to severance compensation to which an Executive may be entitled upon termination of employment under The LTV Corporation Executive Severance Plan, which rights shall, during the Severance Period, be superseded by the Plan.

            (f) Notwithstanding the preceding provisions of this Section, an Executive will not be entitled to Severance Compensation if his employment with an Employer is terminated during the Severance Period because:

                 (i)  of the Executive's death; or

                (ii) the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control.

      5. Severance Compensation.

            (a) If an Executive's employment is terminated pursuant to
      Section 4(b) or if an Executive terminates his employment pursuant to
      Section 4(c) or 4(d), the Corporation will pay to the Executive as Severance Pay the amounts described on Exhibit A within 10 business days after the termination date, or, if later, upon the expiration of the revocation period provided for in Exhibit C, and will continue to provide to the Executive the other Severance Compensation described on Exhibit A for the periods described therein.

            (b) Without limiting the rights of an Executive at law or in equity, if the Corporation fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Corporation will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal plus the lesser of 5% or the maximum rate of interest allowed by law. Such interest will be payable as it accrues on demand. Any change in such prime rate or maximum rate will be effective on and as of the date of such change.

            (c) Notwithstanding any provision of the Plan to the contrary, the rights and obligations under this Section and under Sections 6 and 11 will survive any termination or expiration of the Plan or the termination of an Executive's employment following a Change in Control for any reason whatsoever.

      6.    Certain Additional Payments by the Corporation.

            (a) Anything in the Plan to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment or distribution by the Corporation or any of its affiliates to or for the benefit of an Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section
      4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Corporation, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); provided, however, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of the Plan, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

            (b) Subject to the provisions of Subsection (f) of this Section, all determinations required to be made under this Section, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Corporation to the Executive and the amount of such Gross-Up Payment, if any, shall be made by the accounting firm serving as the Corporation's independent public accountants immediately prior to the change in control (the "Accounting Firm"). The Corporation shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Corporation and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Corporation or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Corporation shall pay the required Gross-Up Payment to the Executive within 5 business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Corporation and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts or fails to pursue its remedies pursuant to Subsection (f) of this Section and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Corporation and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Corporation to, or for the benefit of, the Executive within 5 business days after receipt of such determination and calculations.

            (c) The Corporation and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Corporation or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Subsection (b) of this Section. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Corporation and the Executive.

            (d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Payment, and at the request of the Corporation, provide to the Corporation true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Corporation, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within 5 business days pay to the Corporation the amount of such reduction.

            (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Subsection (b) of this Section shall be borne by the Corporation. If such fees and expenses are initially paid by the Executive, the Corporation shall reimburse the Executive the full amount of such fees and expenses within 10 business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

            (f) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Corporation of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Corporation and
      (ii) the date that any payment of amount with respect to such claim is due. If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                (A) provide the Corporation with any written records or documents in his possession relating to such claim reasonably requested by the Corporation;

                (B) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Corporation;

                (C) cooperate with the Corporation in good faith in order effectively to contest such claim; and

                (D) permit the Corporation to participate in any proceedings relating to such claim;

      provided, however, that the Corporation shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Subsection, the Corporation shall control all proceedings taken in connection with the contest of any claim contemplated by this Subsection and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay the tax claimed and sue for a refund, the Corporation shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (g) If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Subsection (f) of this Section, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Corporation's complying with the requirements of Subsection (f) of this Section) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section (f) of this Section, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Corporation to the Executive pursuant to this Section.

      7. No Mitigation Obligation. The Corporation hereby acknowledges that it will be difficult and may be impossible for an Executive to find reasonably comparable employment following his termination of employment with the Corporation and the Affiliated Employers and that the non-competition agreement required by Section 9 will further limit the employment opportunities for an Executive. Accordingly, the provision of Severance Compensation by the Corporation to an Executive in accordance with the terms of the Plan is hereby acknowledged by the Corporation to be reasonable, and an Executive will not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of an Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 2(a)(iii) of Exhibit A.

      8. Certain Payments not Considered for Other Benefits, etc. The Gross-up Payment, legal fee and expense reimbursement provided under Section 11 and reimbursements for outplacement counseling provided under Section 5 of Exhibit A will not be included as earnings for the purpose of calculating contributions or benefits under any employee benefit plan of the Corporation. Such payments and payments of Severance Pay will not be made from any benefit plan funds, and shall constitute an unfunded unsecured obligation of the Corporation.

      9. Confidentiality; Confidential Information; Noncompetition. Receipt of Severance Compensation by an Executive is conditioned upon the Executive executing and delivering to the Corporation a confidentiality and non-compete agreement substantially in the form provided in Exhibit B for the period specified on Exhibit A.

      10. Release. Receipt of Severance Compensation by an Executive is conditioned upon the Executive executing and delivering to the Corporation a release substantially in the form provided in Exhibit C.

      11.   Legal Fees and Expenses.

            (a) It is the intent of the Corporation that each Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of his rights under the Plan by litigation or otherwise (including making a claim pursuant to the provisions of Section 19(d)) because the cost and expense thereof would substantially detract from the benefits intended to be extended to each Executive hereunder. Accordingly, if it should appear to an Executive that the Corporation has failed to comply with any of its obligations under the Plan or in the event that the Corporation or any other person takes or threatens to take any action to declare the Plan void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Corporation irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Corporation as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, stockholder or other person affiliated with the Corporation in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Corporation and such counsel, the Corporation irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Corporation and the Executive agrees that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Corporation will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing. Notwithstanding the preceding provisions of this Subsection, legal fees and related expenses will not be reimbursed pursuant to this Section if an independent party satisfactory to the Corporation and the Executive determines that the underlying claim by the Executive (i) is not likely to exceed $5,000, (ii) is not eligible for reimbursement pursuant to this Section, (iii) has no reasonable basis in law or fact or (iv) is not being pursued in a manner consistent with the nature and magnitude of such claim.

            (b) Without limiting the obligations of the Corporation pursuant to Subsection (a) of this Section, in the event a Change in Control occurs, the performance of the Corporation's obligations under this Section shall be secured by amounts deposited or to be deposited in trust pursuant to certain trust agreements to which the Corporation shall be a party, which amounts deposited shall in the aggregate be not less than $500,000, providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to Subsection (a) of this Section shall be paid, or reimbursed to the Executive if paid by the Executive, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by the Executive to the trustee of a statement or statements prepared by such counsel in accordance with its customary practices. Any failure by the Corporation to satisfy any of its obligations under this Subsection shall not limit the rights of the Executive hereunder. Subject to the foregoing, the Executive shall have the status of a general unsecured creditor of the Corporation and shall have no right to, or security interest in, any assets of the Corporation or any Subsidiary.

      12. Employment Rights. Nothing expressed or implied in the Plan shall create any right or duty on the part of the Corporation, an Affiliated Employer or an Executive to have the Executive remain in the employment of the Corporation or an Affiliated Employer at any time prior to or following a Change in Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Corporation or any Affiliated Employer prior to a Change in Control but following the commencement of any discussion with any third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for all purposes of the Plan.

      13. Withholding of Taxes. The Corporation may withhold from any amounts payable under the Plan all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

      14. Successors and Binding Effect.

            (a) The Corporation shall require any successor, (including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Corporation whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed the Corporation for the purposes of the Plan), to assume and agree to perform the obligations under the Plan in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place. The Plan shall be binding upon and inure to the benefit of the Corporation and any successor to the Corporation, but shall not otherwise be assignable, transferable or delegable by the Corporation.

            (b) The rights under the Plan shall inure to the benefit of and be enforceable by each Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

            (c) The rights under the Plan are personal in nature and neither the Corporation nor any Executive shall, without the consent of the other, assign, transfer or delegate the Plan or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, an Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Corporation shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

            (d) The obligation of the Corporation to make payments and/or provide benefits hereunder shall represent an unsecured obligation of the Corporation.

            (e) The Corporation recognizes that each Executive will have no adequate remedy at law for breach by the Corporation of any of the agreements contained herein and, in the event of any such breach, the Corporation hereby agrees and consents that each Executive shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of obligations of the Corporation under the Plan.

      15. Governing Law. The validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of Delaware, without giving effect to the principals of conflict of laws of such State.

      16. Validity. If any provisions of the Plan or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of the Plan and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

      17. Captions. The captions in the Plan are for convenience of reference only and do not define, limit or describe the scope or intent of the Plan or any part hereof and shall not be considered in any construction hereof.

      18. Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

      19. Administration of the Plan.

           (a) In General: The Plan shall be administered by the Corporation, which shall be the named fiduciary under the Plan.

           (b) Delegation of Duties: The Corporation may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Severance Pay and Gross-up Payments, to named administrator or administrators.

           (c) Regulations: The Corporation shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan.

           (d) Claims Procedure: Subject to the provisions of Section 6, the Corporation shall determine the rights of any employee of the Corporation to any Severance Compensation or a Gross-up Payment hereunder. Any employee or former employee of the Corporation or an Affiliated Employer who believes that he has not received any benefit under the Plan to which he believes he is entitled, may file a claim in writing with the General Manager of Human Resources of LTV Steel. The Corporation shall, no later than 90 days after the receipt of a claim, either allow or deny the claim by written notice to the claimant. If a claimant does not receive written notice of the Corporation's decision on his claim within such 90-day period, the claim shall be deemed to have been denied in full.

      A denial of a claim by the Corporation, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

                (i) the specific reason or reasons for the denial;

               (ii) specific reference to pertinent Plan provisions on which the denial is based;

              (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

               (iv) an explanation of the claim review procedure.

      A claimant whose claim is denied (or his duly authorized representative) may, within 30 days after receipt of denial of his claim, request a review of such denial by the Corporation by filing with the Secretary of the Corporation a written request for review of his claim. If the claimant does not file a request for review with the Corporation within such 30-day period, the claimant shall be deemed to have acquiesced in the original decision of the Corporation on his claim. If a written request for review is so filed within such 30-day period, the Corporation shall conduct a full and fair review of such claim. During such full review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. The Corporation shall notify the claimant of its decision on review within 60 days after receipt of a request for review. Notice of the decision on review shall be in writing. If the decision on review is not furnished to the claimant within such 60-day period, the claim shall be deemed to have been denied on review.

            (e) Revocability of Action: Any action taken by the Corporation with respect to the rights or benefits under the Plan of any Executive shall be revocable by the Corporation as to payments or distributions not yet made to such person, and acceptance of Severance Pay or a Gross-up Payment under the Plan constitutes acceptance of and agreement to the Corporation making any appropriate adjustments in future payments or distributions to such person to offset any excess or underpayment previously made to him.

            (f) Requirement of Receipt: Upon receipt of any Severance Compensation or a Gross-up Payment hereunder, the Corporation reserves the right to require any Executive to execute a receipt evidencing the amount and payment of such Severance Compensation and/or Gross-up Payment.

      20. Amendment and Termination. The Corporation reserves the right, except as hereinafter provided, at any time and from time to time, to amend, modify, change or terminate the Plan and/or any Committee Action, including any Exhibit thereto; provided, however, that any such amendment, modification, change or termination that adversely affects the rights of any Executive who benefits from Section 4(c) of the Plan may not be made without the written consent of such Executive; and provided, further, however, that after the occurrence of a Change in Control any such amendment, modification, change or termination that adversely affects the rights of any Executive under the Plan may not be made without the written consent of any such Executive.

      21. Other Plans, etc. If the terms of this Plan are inconsistent with the provisions of any other plan, program, contract or arrangement of the Corporation or any Affiliated Employer, to the extent such plan, program, contract or arrangement may be amended by the Corporation or an Affiliated Employer, the terms of the Plan will be deemed to so amend such plan, program, contract or arrangement, and the terms of the Plan will govern.

       IN WITNESS WHEREOF, The LTV Corporation has caused the Plan to be executed this ___ day of October, 1997.


                                             THE LTV CORPORATION


                                             ______________________________
                                             By:
                                             Its:



                              THE LTV CORPORATION
                    CHANGE IN CONTROL SEVERANCE PAY PLAN I

                                   EXHIBIT A

                            Severance Compensation


      1. Severance Pay. Each Executive whose employment is terminated pursuant to Section 4(b) or who terminates his employment pursuant to Section 4(c) or Section 4(d) shall, within 10 business days after such termination or, if later, upon the expiration of the revocation period provided for in Exhibit C, receive Severance Pay from the Corporation in a lump sum payment in an amount equal to the multiple set forth in a Committee Action times the Executive's Base Salary plus his Annual Incentive Pay.

      2. Health and Life Benefits.

            (a) Each Executive whose employment is terminated pursuant to
      Section 4(b) or who terminates his employment pursuant to Section 4(c) or Section 4(d) may continue, for himself and his eligible dependents, health and life insurance benefits for the period immediately following his termination of employment set forth in a Committee Action. During any period of continued coverage pursuant to this Section, the Executive will be required to pay the same cost of coverage, co-pays, deductibles and other similar payments paid by active employees of his Employer having elected the same type of coverage. The Executive shall cease to be eligible for continued health and life insurance benefits provided by the Plan if he (i) waives such coverage (unless the Employer's Plan provides for reenrollment following waiver of coverage and the Executive complies with all requirements for such reenrollment), (ii) fails to pay any amount required for such coverage or (iii) becomes eligible for other group health coverage (unless the Employer's Plan provides for reenrollment following waiver of coverage under such circumstances and the Executive complies with all requirements for such reenrollment).

            (b) Following such period of continued coverage, if eligible, the Executive shall be permitted to elect to enroll in Employer's health care plan as a retiree (as such term is defined in the Employer's health care plan) in accordance with the provisions of such health care plan.

            (c) Health benefits provided in accordance with this Section shall be applied to the maximum period of continuation coverage provided under
      Section 4980B of the Code ("COBRA Coverage"). If the period for which health benefits are provided in accordance with Subsection (a) of this Section exceeds the maximum period of COBRA Coverage, additional coverage for health benefits shall be provided in a manner to be determined by the Corporation following the expiration of the maximum period of COBRA Coverage for the remainder of the period provided in Subsection (a) of this Section.

      3. Stock Options, Restricted Stock and Performance Shares. Upon an Executive's termination of employment pursuant to Section 4(b), Section 4(c) or Section 4(d), and upon the later of the dates specified in Section 1 of this Exhibit A, (i) all stock options granted under the MIP, or any successor plan or similar plan, which have not otherwise vested shall be vested, (ii) the restrictions on any restricted stock awarded under the MIP, including the Management Stock Acquisition Program component of the MIP, or any successor plan or similar plan, which have not otherwise been released shall be released, and (iii) all performance share awards under the MIP for which the measurement period has not yet expired or which otherwise have not vested shall be earned assuming management objectives have been met at the target level.

      4. Financial Counseling. Each Executive whose employment is terminated pursuant to Section 4(b) or who terminates his employment pursuant to Section 4(c) or Section 4(d) and who immediately prior to a Change in Control is covered by the Corporation's financial counseling program, shall continue to be provided such financial counseling for a period of 24 months from the date of such termination.

      5. Outplacement Counseling. Each Executive whose employment is terminated pursuant to Section 4(b) or who terminates his employment pursuant to Section 4(c) or Section 4(d) shall be reimbursed by the Corporation for reasonable expenses incurred for outplacement counseling with a nationally recognized outplacement firm (i) which do not exceed 20% of the Executive's Base Salary and (ii) which are incurred by the Executive within 12 months following such termination.

      6. Supplemental Salary. Each Executive whose employment is terminated pursuant to Section 4(b) or who terminates his employment pursuant to Section 4(c) or Section 4(d) shall continue to receive Supplemental Salary (less any portion applicable to optional vacation), calculated as the applicable percentage of his Base Salary, until the earliest of (i) the end of the period of continued health and life benefits as provided in a Committee Action, (ii) the termination of coverage under Section 2 of this Exhibit A and (iii) his retirement.

      7. Non-Compete Period. The non-competition period for each Executive shall be the period specified in a Committee Action.



                              THE LTV CORPORATION
                    CHANGE IN CONTROL SEVERANCE PAY PLAN I

                                   EXHIBIT B

               Form of Confidentiality and Non-Compete Agreement


       WHEREAS, the Executive's employment has been terminated in accordance with Section 4(b), (c) or (d) of The LTV Corporation Change in Control Severance Pay Plan I (the "Plan"); and

       WHEREAS, the Executive is required to sign this Confidentiality and Non-Compete Agreement in order to receive the Severance Compensation (as such term is defined in the Plan) as described in Exhibit A of the Plan and the other benefits described in the Plan.

       NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agree as follows:

      1. Effective Date of Agreement. This Agreement is effective on the date hereof and will continue in effect as provided herein.

      2. Confidentiality; Confidential Information. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan:

            (a) The Executive acknowledges and agrees that in the performance of his duties as an employee of the Corporation or an Affiliated Employer, he was brought into frequent contact with, had access to, and became informed of confidential and proprietary information of the Corporation and the Affiliated Employers and/or information which is a trade secret of the Corporation (collectively, "Confidential Information"), as more fully described in Subsection (b) of this Section. The Executive acknowledges and agrees that the Confidential Information of the Corporation and the Affiliated Employers gained by the Executive during his association with the Corporation and the Affiliated Employers was developed by and/or for the Corporation and the Affiliated Employers through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Corporation and the Affiliated Employers.

            (b) The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Corporation or an Affiliated Employer without limitation as to when or how the Executive may have acquired such Confidential Information. The Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of the Executive and whether compiled or created by the Corporation or an Affiliated Employer, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Corporation and the Affiliated Employers to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Corporation and the Affiliated Employers, and that any retention or use by the Executive of Confidential Information after the termination of the Executive's employment with and services for the Corporation and the Affiliated Employers shall constitute a misappropriation of the Corporation's Confidential Information.

            (c) The Executive further agrees that he shall return, within 10 days of the effective date of his termination as an employee of the Corporation and the Affiliated Employers, in good condition, all property of the Corporation and the Affiliated Employers then in his possession, including, without limitation, whether in hard copy or in media (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Corporation or an Affiliated Employer, (ii) keys to property of the Corporation or an Affiliated Employer, (iii) files and (iv) blueprints or other drawings.

            (d) The Executive further acknowledges and agrees that his obligation of confidentiality shall survive until and unless such Confidential Information of the Corporation or an Affiliated Employer shall have become, through no fault of the Executive, generally known to the public or the Executive is required by law (after providing the Corporation with notice and opportunity to contest such requirement) to make disclosure. The Executive's obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Corporation and the Affiliated Employers under general legal or equitable principles or statutes.

      3. Non-Compete. The Executive agrees that he will not, for a period of years following his termination with the Corporation and the Affiliated
Employers, engage in Competitive Activity.

      4. Nonsolicitation.  The Executive further agrees that he will not,
directly or indirectly, for a period of    years following his
termination with the Corporation and the Affiliated Employers:

            (a) induce or attempt to induce customers, business relations or accounts of the Corporation or any of the Affiliated Employers to relinquish their contracts or relationships with the Corporation or any of the Affiliated Employers; or

            (b) solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Corporation or any of the Affiliated Employers or to terminate their engagements with the Corporation and/or any of the Affiliated Employers or assist any competitors of the Corporation or any of the Affiliated Employers in securing the services of such employees, agents or independent contractors.

      5. Definitions. Where the following words and phrases appear in the Agreement, they have the respective meanings set forth below, unless their context clearly indicates otherwise:

       (a) "Affiliated Employer" means any corporation, partnership, limited liability company, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.

       (b) "Competitive Activity" means the Executive's participation, without the written consent of an officer of the Corporation, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Corporation or any Affiliated Employer and such enterprise's sales of any product or service competitive with any product or service of the Corporation or any Affiliated Employer amounted to 5% of such enterprise's net sales for its most recently completely fiscal year and if the Corporation's net sales of said product or service amounted to 5% of, as applicable, the Corporation's or Affiliated Employer's net sales for its most recently completed fiscal year. "Competitive Activity" will not include (i) the mere ownership of 5% or more of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

       IN WITNESS WHEREOF, the Executive has executed and delivered this Agreement on the date set forth below.



Dated:___________________________         __________________________________
                                          Executive



                              THE LTV CORPORATION
                    CHANGE IN CONTROL SEVERANCE PAY PLAN I

                                   EXHIBIT C

                                Form of Release


       WHEREAS, the Executive's employment has been terminated in accordance with Section 4(b), (c) or (d) of The LTV Corporation Change in Control Severance Pay Plan I (the "Plan"); and

       WHEREAS, the Executive is required to sign this Release in order to receive the Severance Compensation (as such term is defined in the Plan) as described in Exhibit A of the Plan and the other benefits described in the Plan.

       NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

      1. This Release is effective on the date hereof and will continue in effect as provided herein.

      2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Plan (other than severance pay and benefits under The LTV Corporation Executive Severance Plan), the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges The LTV Corporation, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the "Corporation") from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever ("claims"), against the Corporation, including but not limited to:

            (a) any and all claims arising out of or relating to Executive's employment by or service with the Corporation and his termination from the Corporation;

            (b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof; and

            (c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

      3. Executive understands and acknowledges that the Corporation does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Corporation to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Corporation other than as appear in the Plan.

      4.  Executive further agrees and acknowledges that:

            (a) The release provided for herein releases claims to and including the date of this Release;

            (b) He has been advised by the Corporation to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

            (c) He has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that he may use as much of the 21 day period as he desires; and

            (d) He may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the General Manager of Human Resources at the Corporation. For such revocation to be effective, written notice must be actually received by the General Manager of Human Resources at the Corporation no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Corporation shall not have any obligation to make payments or provide benefits to Executive as set forth in Sections 5, 6 and 11 of the Plan.

      5. Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

      6. Executive waives and releases any claim that he has or may have to reemployment after __________________.

       IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.



Dated:___________________________         __________________________________
                                          Executive